Exhibit 10.18

AMENDMENT

TO THE DOMINION RESOURCES, INC.

NEW BENEFIT RESTORATION PLAN

AMENDMENT, effective January 1, 2007, to the Dominion Resources, Inc. New Benefit Restoration Plan (the “Plan”).

Dominion Resources, Inc. (the “Company”) maintains the Plan, as originally effective as of January 1, 2005. The Board of Directors of the Company or its delegate has the power (pursuant to Section 8.1 of the Plan) to amend the Plan and has delegated certain authority to amend such plan to the Dominion Resources Services, Inc. CEO (the “Services CEO”). Pursuant to such delegation, the Services CEO can authorize amendments that do not materially increase or enhance benefits to be provided under the Plan.

The Administrative Benefit Committee of the Company’s Board of Directors (the “Committee”) has the authority under the Plan to determine the actuarial and other factors to be used in calculating the lump-sum equivalent value of accrued Plan benefits. In its December 12, 2006 meeting, the Committee recommended that a set rate of 4% be established for the actuarial discount rate for lump-sum distributions under the Plan during calendar years 2007 through 2009.

NOW, THEREFORE, effective January 1, 2007, Section 1.12 of the Plan is hereby amended in its entirety as follows:

1.12 “Lump Sum Equivalent” means a single lump sum payment that is actuarially determined as the amount required to provide an after-tax monthly payment equal to the after-tax amount of the Monthly Benefit payable for the period determined under Section 3.1(b). Effective for distributions occurring on or after January 1, 2007 and on or before December 31, 2009, unless otherwise determined by the Administrative Benefit Committee, the actuarial discount rate for determinations of the Lump Sum Equivalent shall be 4 percent (4%). Beginning January 1, 2010, the actuarial discount rate shall be determined by the Administrative Benefit Committee. The actuarial determination shall be computed using any other actuarial or other factors as determined by the Administrative Benefit Committee. The after-tax amounts shall be based on Federal income and FICA tax rates and the state income tax rate for the residence of the Participant at the date of the payment, as determined by the Administrative Benefit Committee.